Exhibit 99.1

Company Contact:	The Investor Relations Company
Paul A. Brown, M.D., Chairman of the Board	Karl Plath or Brien Gately
(561) 478-8770 Ext. 123	(847) 564-5610

HearUSA SELLS QUEBEC OPERATIONS

Company To Continue In Ontario

WEST PALM BEACH, Fla., July 16, 2003—HearUSA, Inc. (AMEX: EAR), announced today that it has sold 100% of the shares of the Company’s three Quebec subsidiaries and selected assets associated with the management of the centers located in the Canadian province of Quebec. The subsidiaries, which were acquired in July 2002 as part of the acquisition of Helix Hearing Care of America Corp., along with certain fixed assets were sold to Forget & Sauve, Audioprothesistes, S.E.N.C. (“Forget & Sauve”) and 6068065 Canada Inc., private entities owned and controlled by Steve Forget, a former Helix officer and director. Mr. Forget served as an officer of HearUSA until October 2002 and as a director until May 2003. The sale agreement contemplates total payments to the Company of approximately $1.7 million, representing in part payment of pre-existing debt owed the Company by Forget & Suave. An initial cash payment to the Company of U.S.$700,000 will be followed by subsequent payments of approximately $1 million over the next five months. Payments are secured by the receivables of Forget & Sauve and one of the three subsidiaries. In connection with this transaction, the Company is in the process of determining the amount of goodwill associated with this portion of the business. This analysis is expected to be completed during the third quarter of 2003.

“The province of Quebec, unlike Ontario, has restrictions on the sale of hearing aid devices, which prohibits the selling of hearing aids by persons other than hearing aid acousticians,” said Paul A. Brown, M.D., Chairman of the Board. “Operating in Quebec in compliance with these restrictions was complex and the resulting structure was inconsistent with the HearUSA business model,” continued Dr. Brown. “We do not expect that operations in Ontario will be adversely affected by our decision to exit operations in Quebec and the Company is looking forward to continued growth,” he concluded.

“As a result of this transaction, the quarterly breakeven point for HearUSA, Inc. will be reduced from approximately $18.5 million to approximately $17.5 million,” Dr. Brown added. “We expect the effect of the transaction on future cash flows and earnings to be minimal.”

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements concerning the completion of the goodwill analysis and reporting thereon in the third quarter Form 10-Q, expectations concerning the effect of the transaction on operations in Ontario, the expected quarterly breakeven point being reduced as a result of the transaction and the expected effect of the transaction on future cash flows and earnings. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including the company’s ability to maintain its market share in Ontario, control costs, and maintain or expand its market share in the United States, the accuracy of management’s assumptions, effectiveness of the company’s marketing efforts and general industry and market conditions.

About HearUSA

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 157 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. For additional information click on “investor information” at our website www.hearusa.com.

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